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                                                                          10.7.2


                            ADDENDUM #2 TO AGREEMENT



      This Agreement is made effective as of the 13th day of August, 2005, by and between GT Solar Technologies, a division of GT Equipment Technologies, Inc., located at 243 Danial Webster Highway, Merrimack, NH 03054 USA ("GT Solar") and Jiangxi LDK Solar Hi-tech Co., Ltd at Xinyu Hi-Tech Development Zone, Xinyu City, Jiangxi, China ("Customer").

      WHEREAS, The Customer wishes to add an additional twenty six (26) DSS furnaces to the current contract for a 50 MW GTs-WAFFAB turnkey line with the pricing, delivery and payment terms as defined below.

      NOW, THEREFORE, for good and valuable considerations the parties agree as follows:

1. EQUIPMENT. Quantity 26 GT-DSS240 furnaces.

2. PURCHASE PRICE; PAYMENT TERMS. The Purchase price for the Equipment is $14,000,000.00 ex-works, crating for ocean shipment is included. Payment terms:

2.1. Customer shall pay a deposit ("Deposit") equal to twenty percent (20%) of the total Purchase Price by wire transfer to GT Solar's bank account in such a way that one-sixth of the deposit amount should be done by the middle of each month starting from January, 2006 until middle of June, 2006.

2.2. Fourteen (14) days before each payment, GT Solar will open a standby letter of credit in the amount of the Deposit in favor of Customer against GT Solar's failure to deliver the Equipment pursuant to the terms of this Agreement.

2.3. At 75 days prior to each shipment, GT will notify the shipment amount to the Customer. No less than sixty (60) days of each shipment, Customer will establish in favor of GT Solar an irrevocable letter of credit covering seventy percent (70%) of the said amount of the each shipment, which is payable to GT upon presentation of shipping documents.

2.4. Ten percent (10%) of each shipment amount will be paid by the Customer to GT Solar by wire transfer within 90 days from the said shipment here within.

3. SHIPMENT TERMS. The "Commencement Date" will be the date GT Solar receives the Deposit. All shipments and transfer of title shall be made EXW. The DSS furnaces will ship at the rate of 4/month (from May through October 2006, and 2 in November) starting the first month after completion of the first order of 24 furnaces.

4. No inspection at GT. The price can increase if the material costs increase, up to a maximum of 5%.

5. All other terms are per the original agreement.

For: Jiangxi LDK Solar Hi-Tech Co., Ltd         For: GT Solar technologies



      /s/ Xiaofeng Peng                         /s/ Kedar P. Gupta
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     13/08/05